EXHIBIT 99.1


                   PURCHASEPRO COMPLETES $6 MILLION FINANCING
                Company Says Financing Requirements Now Completed

Las Vegas - February 13, 2002 - PurchasePro (Nasdaq: PPRO) announced today that it has completed a $6 million private placement consisting of common stock and warrants to purchase common stock.

     The company said Ladenberg Thalmann & Co. Inc. acted as its agent in the placement to various institutional investors. PurchasePro will issue 9,230,770 shares of common stock at $0.65 and 1,384,615 warrants to purchase shares of common stock at $1.00 in the placement.

     Richard L. Clemmer, PurchasePro's chief executive officer, said "This financing is the final key to assuring that PurchasePro has the best possible opportunity to achieve profitability. It places cash directly on our balance sheet. With this financing and our access to the $15 million commitment from Fusion Capital announced late in December 2001, we see no further requirement for outside financing."

     Mr. Clemmer continued to point out that "With the revenue producing contracts we have announced just since the beginning of this year, Cummins Inc., Bayer, Honeywell, Dal-Tile and Conectiv and the 20 or so put in place since last June, the revenue from the ratable and per use pricing models we designed last year are now becoming manifest.

     "I reiterate what I stated at our annual meeting: We expect PurchasePro to be EBITDA positive by spring and to generate cash by the fall."

About PurchasePro

PurchasePro(R),www.purchasepro.com, is a B2B e-commerce leader with the stated goal of providing software to enable enterprises of all sizes to gain universal access to the world's largest commerce network. The PurchasePro commerce network comprises more than 300,000 businesses, authorized to buy and sell, and powers hundreds of private-label marketplaces. PurchasePro provides the following B2B e-commerce solutions: e-Procurement for enterprise-wide procurement; e-Source for strategic sourcing, v-Distributor for online distributors; and e-MarketMaker for Internet market makers.

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This news release may include forward-looking statements, which are subject to the "Safe Harbor" created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve certain risks and uncertainties that can cause actual results to differ materially from those in the forward-looking statements. These forward-looking statements represent only the views of certain members of management and are based on limited information available to us now, which is subject to change. We have no current plan to update these statements. Actual results may differ substantially from what we say today and no one should assume at a later date that the forward-looking statements provided herein are still valid. They speak only as of today. For more information about these risks and uncertainties, see the SEC filings of PurchasePro.com, Inc., including the section titled "Factors That May Affect Results" in its 10-K filing for the period ended December 31, 2000, and its 10-Q for the quarter ended September 30, 2001, which are available from the company on request and on the Internet at the SEC's Website, www.sec.gov. Note: PurchasePro is a service mark of PurchasePro.com Inc. All other trademarks or registered trademarks are the property of their respective owners.

Contacts:
Steven D. Stern
Vice President, Corporate Communications
PurchasePro
702.316.7000
steve.stern@purchasepro.com

Matthew Brimhall
Manager, Worldwide Public Relations
PurchasePro
702.316.7000
matthew.brimhall@purchasepro.com